                                                                      Exhibit 15



September 15, 1997

The Caldor Corporation
Norwalk, Connecticut

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Caldor Corporation (Debtor-In-Possession) and subsidiaries ("Caldor") for the periods ended August 2, 1997 and August 3, 1996, as indicated in our report dated September 8, 1997; because we did not perform an audit, we expressed no opinion on the information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 2, 1997, is incorporated by reference in a) Registration Statement No. 33-44996 of Caldor on Form S-8, b) Registration Statement No. 33-41321 of Caldor on Form S-8, c) Registration Statement No. 33-51510 of Caldor on Form S-8, d) Registration Statement No. 33-67438 of Caldor on Form S-8 and e) Registration Statement No. 33-84526 of Caldor on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.


DELOITTE & TOUCHE LLP



New York, New York